                                                                    Exhibit 4.3

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           SERIES 2003-VFN-A VARIABLE FUNDING NOTE PURCHASE AGREEMENT

                                   dated as of

                                January 15, 2003

                                      among

                           WORLD OMNI FINANCIAL CORP.
                                  as Servicer,

                         WORLD OMNI MASTER OWNER TRUST,
                                   as Issuer,

                       SHEFFIELD RECEIVABLES CORPORATION,
                                 as an Investor

                                       and

                               BARCLAYS BANK PLC,
                      as Agent and as Conduit Administrator


                                 with respect to

                $300,000,000 of the World Omni Master Owner Trust
                        2003-VFN-A Variable Funding Notes

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

                                TABLE OF CONTENTS


                                                                                 Page
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
ARTICLE I

     Definitions................................................................    1
            SECTION 1.01.  Defined Terms........................................    1
            SECTION 1.02.  Terms Generally......................................    8
            SECTION 1.03.  Computation of Time Periods..........................    9

ARTICLE II

     Purchase of VFNs: the Facility.............................................    9
            SECTION 2.01.  Purchase of the VFNs.................................    9
            SECTION 2.02.  Facility.............................................    9
            SECTION 2.03.  Variable Funding Advances............................    9
            SECTION 2.04.  Funding of Borrowings................................   10
            SECTION 2.05.  Termination and Reduction of Commitments and
                           Maximum Funded Amount................................   11
            SECTION 2.06.  VFNs.................................................   11
            SECTION 2.07.  Defaulting Investor..................................   11
            SECTION 2.08.  Sharing of Payments, Etc.............................   12
            SECTION 2.09.  Calculation of Monthly Interest......................   12

ARTICLE III

     Representations and Warranties.............................................   13
            SECTION 3.01.  Representation and Warranties........................   13
            SECTION 3.02.  Information from the Servicer........................   14
            SECTION 3.03.  Reaffirmations of Issuer and Servicer................   14
            SECTION 3.04.  Amendments...........................................   14

ARTICLE IV

     Conditions.................................................................   14
            SECTION 4.01.  Conditions Precedent to Initial Purchase.............   14
            SECTION 4.02.  Each Variable Funding Advance........................   15

ARTICLE V

     Covenants of the Servicer..................................................   16
            SECTION 5.01.  Funding Costs........................................   16
            SECTION 5.02.  Taxes on Payments....................................   18
            SECTION 5.03.  Limited Recourse to Issuer...........................   19
            SECTION 5.04.  Costs, Expenses and Taxes............................   19

ARTICLE VI

     The Agent..................................................................     20
           SECTION 6.01.   Authorization and Action.............................     20
           SECTION 6.02.   Delegation of Duties.................................     20
           SECTION 6.03.   Liability of Agent...................................     20
           SECTION 6.04.   Reliance by Agent....................................     21
           SECTION 6.05.   Notice of Termination Event, Default or Event of
                           Default..............................................     21
           SECTION 6.06.   Credit Decision: Disclosure of Information by the
                           Agent................................................     21
           SECTION 6.07.   Indemnification of the Agent.........................     22
           SECTION 6.08.   Agent in Individual Capacity.........................     22
           SECTION 6.09.   Resignation of Agent.................................     23
           SECTION 6.10.   Payments by the Agent................................     23

ARTICLE VII

     Miscellaneous..............................................................     23
           SECTION 7.01.   Assignment...........................................     23
           SECTION 7.02.   Notices..............................................     24
           SECTION 7.03.   Waivers: Amendments..................................     25
           SECTION 7.04.   Indemnities by the Issuer............................     26
           SECTION 7.05.   Survival.............................................     26
           SECTION 7.06.   Counterparts: Integration: Effectiveness.............     26
           SECTION 7.07.   Severability.........................................     27
           SECTION 7.08.   Governing Law, Jurisdiction, Consent to Service of
                           Process: Waiver of Jury Trial Right..................     27
           SECTION 7.09.   No Bankruptcy Petition against the Issuer or the
                           Investor.............................................     28
           SECTION 7.10.   Benefits of Indenture................................     28
           SECTION 7.11.   Headings.............................................     28
           SECTION 7.12.   No Recourse Against Investor, Stockholders, Officers
                           or Directors.........................................     28
           SECTION 7.13.   Waiver of Confidentiality.............................    29

EXHIBIT A      Reserved
EXHIBIT B      Form of Borrowing Request
EXHIBIT C      Representations and Agreements of Investor
SCHEDULE 1     List of Proceedings

     SERIES 2003-VFN-A VARIABLE FUNDING NOTE PURCHASE AGREEMENT (this "Agreement") dated as of January 15, 2003 among:

   (i)     WORLD OMNI FINANCIAL CORP., a Florida corporation (the "Servicer");

   (ii)    WORLD OMNI MASTER OWNER TRUST, a Delaware statutory trust (the
           "Issuer"):

   (iii) SHEFFIELD RECEIVABLES CORPORATION, a Delaware corporation, as an Investor ("Sheffield"); and

   (iv) BARCLAYS BANK PLC, ("Barclays"), as Agent for the Investors and as Conduit Administrator.

     WHEREAS, the World Omni Master Owner Trust (the "Issuer") and the Indenture Trustee are party to an Amended and Restated Indenture dated as of April 6, 2000 and a Series Supplement dated as of January 15, 2003 which the Servicer has signed as an acknowledging party (together and as modified and supplemented and in effect from time to time, the "Indenture") pursuant to which the Issuer has authorized and issued its Series 2003-VFN-A Asset Backed Notes (the "VFNs");

     WHEREAS, the Investors desire to acquire the VFNs; and

     WHEREAS, the Issuer and the Investors, as beneficial owners from time to time of the VFNs, wish to evidence certain agreements relating to, among other things, the right of the Issuer to borrow, repay and reborrow amounts under the VFNs during the Revolving Period (as defined in the Indenture), all as provided in this Agreement and in the Indenture.

     Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

     SECTION 1.01. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Indenture or Appendix A to the Trust Sale and Servicing Agreement, as applicable. As used in this Agreement, the following terms have the meanings specified below:

     "Accrual Period" means, with respect to any Payment Date, the period from and including the Payment Date immediately preceding such Payment Date (or, in the case of the first Payment Date, from and including the Initial Funding Date) to but excluding such Payment Date.

     "Affected Party" means any of the Investors, the Agent, the Conduit Administrator, the Program Support Providers and their respective officers, directors, employees, counsel and other agents.

     "Agent" means Barclays in its capacity as agent for the Investor, and any successor thereto appointed pursuant to Section 6.09.

     "Agent-Related Person" means the Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respected Affiliates.

     "Alternate Rate" for any Fixed Period for any Funding Tranche means an interest rate per annum equal to LIBOR for the Accrual Period during which such Fixed Period occurs plus the LIBOR Margin; provided, however, that in the case of

               (i) any Fixed Period on or prior to the first day of which the Agent shall have been notified by the applicable Investor or Program Support Provider (A) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the applicable Investor or Program Support Provider to fund any Funding Tranche (based on LIBOR) set forth above (and the applicable Investor or Program Support Provider shall not have subsequently notified the Agent that such circumstances no longer exist) or (B) that Funding based on LIBOR is not reasonably available to such Investor for any reason,

               (ii)   any Fixed Period of one to (and including) 13 days, and

               (iii) any Fixed Period relating to a Funding Tranche which is less than $1,000,000,

the "Alternate Rate" for each such Fixed Period shall be an interest rate per annum equal to the Corporate Base Rate in effect on each day of such Fixed Period. The "Alternate Rate" for any day on or after the occurrence and during the continuance of an Event of Default or Early Amortization Event shall be an interest rate equal to 2.0% per annum above the Corporate Base Rate in effect on such day.

     "Bankruptcy Code" means Title 11 of the U.S. Code.

     "Barclays" is defined in the Preamble.

     "Beneficial Owner" means initially Sheffield, and, to the extent of any purchase of an interest in, or funding of Variable Funding Advances by any Eligible Assignee or Program Support Provider, such Eligible Assignee or Program Support Provider.

     "Borrowing" means a borrowing by the Issuer under the Indenture and this Agreement pursuant to a Variable Funding Advance.

     "Borrowing Request" means a request by the Servicer on behalf of the Issuer for a Borrowing in accordance with Section 2.03(d).

     "Capitalized Interest" means an amount equal to the portion of the face amount of outstanding Commercial Paper that corresponds to the portion of the proceeds of such Commercial Paper that was used to pay the interest component of maturing Commercial Paper, to the extent that the applicable Investor had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper. For this purpose, the "interest component" of any Commercial Paper equals the excess of the face amount thereof over the net proceeds received by the applicable Investor from issuance of such Commercial Paper, except that if any Commercial Paper is issued on an interest-bearing basis its "interest component" will equal the amount of interest accruing on that Commercial Paper through its maturity date.

     "Closing Date" means the date on which the initial purchase and sale of the VFNs hereunder takes place.

     "Commercial Paper" means the promissory notes issued or to be issued by an Investor in the commercial paper market.

     "Commitment" means, with respect to each Investor, as the context requires,
(a) the commitment of such Investor to make Variable Funding Advances to the Issuer, subject to Section 2./03(b), in an aggregate amount not to exceed the amount described in the following clause (b), and (b), the dollar amount set forth opposite such Investor's signature on the signature page hereto under the heading "Commitment" or on the signature page to an assignment agreement in connection with an assignment from an Investor of its obligations hereunder in accordance with the terms of Section 7.01(b), minus the amount of any reduction of such Commitment pursuant to Section 2.05 minus the dollar amount of any Commitment or portion thereof assigned by such Investor pursuant to an assignment agreement, plus the dollar amount of any increase to such Investor's Commitment consented to by such Investor prior to the time of determination; provided, however, that, except as otherwise provided in Section 2.12(b) in the event that the Maximum Funded Amount is reduced, the aggregate of the Commitments of all the Investors shall be reduced in a like amount and the Commitment of each Investor shall be reduced in proportion to such reduction.

     "Commitment Expiry Date" means 364 days following the Closing Date, or such later date to which the Commitment Expiry Date may be extended pursuant to
Section 2.09, subject to confirmation by the relevant Rating Agencies that such an extension will not result in a downgrading or withdrawal of their ratings of the commercial paper, by mutual agreement of the Issuer, the Agent and the Investors (in each of the forgoing parties' discretion).

     "Conduit Administrator" means Barclays or an Affiliate thereof, as administrator for Sheffield, or Barclays or an Affiliate thereof, as administrator for any Eligible Assignee.

     "Corporate Base Rate" means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be, on each day, equal to the greater of (a) the rate of interest (or arithmetic mean of rates of interest) announced in The Wall Street Journal as the "Prime Rate;" and (b) 0.50% per annum above the latest Federal Funds Rate.

     "CP Rate" for any Accrual Period for the related Funding Tranche means a rate per annum equal to the weighted average cost (as determined by the Agent, and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the applicable Investor, other borrowings by such Investor (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part to the funding or maintenance of such Funding Tranche (or portion thereof) by such Investor; provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such Funding Tranche for such Accrual Period, such Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

     "Day Count Fraction" means, as to any Funding Tranche for any Accrual Period, a fraction (a) the numerator of which is the number of days in such Fixed Period and (b) the denominator of which is 360 (or, with respect to any Funding Tranche which accrues interest by reference to the Corporate Base Rate, the actual number of days in the related calendar year).

     "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default or an Early Amortization Event.

     "Defaulting Investor" is defined in Section 2.07.

     "Eligible Assignee" means any commercial paper conduit administered by Barclays or any of its Affiliates and designated by Barclays from time to time to accept an assignment from an Investor of all or a portion of its rights and obligations hereunder and as a Beneficial Owner and approved by the Servicer in its reasonable discretion.

     "Excluded Taxes" is defined in Section 5.02(a).

     "Event of Bankruptcy" means, with respect to any Person, (a) that such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against (and continue for ninety (90) days) such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, bankruptcy trustee or other similar official for it or any substantial part of its property; or (c) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions by three Federal Funds dealers of recognized standing selected by the Agent in its sole discretion.

     "Fixed Period" means, with respect to any Funding Tranche and any Accrual Period, the portion of that Accrual Period during which that Funding Tranche is outstanding,

     "Funded Amount" is defined in the Indenture.

     "Funding Rate" means, with respect to any Fixed Period and any Funding Tranche, (a) to the extent the applicable Investor is funding such Funding Tranche during such Fixed Period through the issuance of Commercial Paper, the CP Rate plus the Program Fee Rate, and (b) to the extent such Investor is not funding such Funding Tranche during such Accrual Period through the issuance of Commercial Paper, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the Alternate Rate.

     "Funding Tranche" means, at any time, each portion of the Funded Amount allocated to the same Fixed Period and accruing interest by reference to the same Funding Rate at such time.

     "Increased Costs" is defined in Section 5.01(a).

     "Indemnified Amounts" is defined in Section 7.04.

     "Indemnified Parties" is defined in Section 7.04.

     "Indenture" is defined in the Preamble.

     "Investor(s)" means Sheffield, a Delaware corporation and any Eligible Assignee thereof.

     "Investor Percentage" means, with respect to any Investor, a fraction expressed as a percentage, the numerator of which is the portion of the Funded Amount funded by such Investor and the denominator of which is the Funded Amount.

     "LIBOR" means, for any Fixed Period falling in any Accrual Period, the rate for one-month deposits in United States dollars for a period equal in length to the Fixed Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the Rate Determination Date for such Accrual Period. If such rate does not appear on Telerate Page 3750, the rate for that Rate Determination Date shall be determined on the basis of the rates at which deposits in United States dollars are offered by four reference banks selected by the Agent at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a period of the Accrual Period. The Agent shall request the principal London office of each of the reference banks it selects to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Rate Determination Date shall be the arithmetic mean of such quotations. If fewer than two quotations are provided as requested, the rate for that Rate Determination Date shall be the arithmetic mean of the rates of four reference banks selected by the Agent at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a period of the Accrual Period.

     "LIBOR Margin" is defined in a letter agreement between Barclays and the Servicer.

     "Liquidity Fee" means, for any Accrual Period, 102% of the product of the Liquidity Fee Rate, the Maximum Funded Amount during that Accrual Period, and a fraction the numerator of which is the number of days in that Accrual Period and the denominator of which is 360.

     "Liquidity Fee Rate" is defined in a letter agreement between Barclays and the Servicer.

     "Majority Investors" means, at any time, those Investors which hold Commitments aggregating in excess of 50% of the Maximum Funded Amount or, if any of the Commitments has have been terminated, one or more Investors whose aggregate pro rata shares of the Funded Amount exceed 50% of the Investor Percentage of the Funded Amount.

     "Material Adverse Effect" means (a) a material adverse change in or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of a Person or such Person and its subsidiaries taken as a whole; (b) a material impairment of the ability of a Person to perform its material obligations under any Transaction Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against a Person or any subsidiary of such person of any Transaction Document.

     "Maximum Funded Amount" means $300,000,000 as such amount may be reduced from time to time pursuant to Section 2.05.

     "Monthly Interest" means, with respect to any Accrual Period, the sum of
(i) the summation of the amount of interest accrued on each Funding Tranche during the related Fixed Period, determined by multiplying (a) the applicable Funding Rate times (b) the portion of the Funded Amount and any Capitalized Interest allocated to such Funding Tranche times (c) the applicable Day Count Fraction, (ii) any Monthly Interest due and unpaid with respect to any prior Accrual Period, plus interest on such unpaid amount calculated as the product of
(x) the weighted average Funding Rate for all Funding Tranches during the most recent Accrual Period, times (y) the amount of such unpaid Monthly Interest, times (z) the Day Count Fraction for Funding Tranches that do not accrue interest by reference to the Corporate Base Rate and (iii) the Liquidity Fee for that Accrual Period.

     "Moody's" means Moody's Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

     "Net Investment" means, with respect to each Beneficial Owner at any time, the portion of the Funded Amount held by such Beneficial Owner.

     "Non-Defaulting Investor" is defined in Section 2.07.

     "Other Securitization Party" is defined in Section 5.01(a).

     "Permitted Investments" means highly rated short-term debt or the other highly rated liquid investments in which Sheffield is permitted to invest cash pursuant to its commercial paper program documents.

     "Pro Rata Share" means, for an Investor, (i) the Commitment of such Investor divided by the sum of the Commitments of all Investors or (ii) if the Commitments shall have been terminated, its pro rata share of the Funded Amount.

     "Program Fee Rate" means the rate per annum specified in a letter agreement dated as of the Closing Date between the Agent and Servicer.

     "Program Support Agreement" means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of an Investor, the issuance of one or more surety bonds for which an Investor is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by an Investor to any Program Support Provider of the Funded Amount (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to an Investor in connection with such Investor's commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

     "Program Support Provider" means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, an Investor or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Investor's commercial paper program.

     "Purchase Price Deficit" is defined in Section 2.07.

     "Rate Determination Date" means, with respect to any Accrual Period, the second London business day before the first day of such Accrual Period. For this purpose, a "London business day" means a day (other than Saturday or Sunday) on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

     "Recipient" is defined in Section 2.08.

     "Regulatory Change" is defined in Section 5.01(a).

     "Servicer" means World Omni Financial Corp., a Florida corporation.

     "Sheffield" is defined in the Preamble.

     "Standard & Poor's" or "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or any successor that is a nationally recognized statistical rating organization.

     "Taxes" is defined in Section 5.02(a).

     "Telerate Page 3750" means the display page designated as such at the Closing Date on the Bridge Information Systems Telerate Service (or such other page as may replace such page on such service for the purpose of displaying comparable rates or prices).

     "Termination Date" means the earliest to occur of (i) five Business Days prior to the Commitment Expiry Date, (ii) the last day of the Revolving Period,
(iii) the day of the occurrence of a Termination Event and (iv) unless the Conduit Administrator elects otherwise, the date of termination of the commitment of any Program Support Provider under a Program Support Agreement.

     "Termination Event" means the occurrence of any one of the following: (i) an Early Amortization Event or Event of Default (as defined in the Indenture);
(ii) any Program Support Provider gives notice to the relevant Investor that a default has occurred and is continuing under its respective Program Support Agreement; (iii) an Investor's Commercial Paper is rated lower than "A-l" by S&P and "P-l" by Moody's and such condition continues for five (5) consecutive Business Days; and (iv) such other occurrences as may be determined by the Investor and agreed to by the Servicer.

     "Transaction Documents" means, collectively, this Agreement, the Indenture and all other instruments, documents and other agreements executed by the Transferor, the Issuer or the Servicer in connection with any of the foregoing.

     "Trust Sale and Servicing Agreement" means the Amended and Restated Trust Sale and Servicing Agreement dated as of April 6, 2000 as amended and supplemented or otherwise modified and in effect from time to time among the Servicer, the Transferor and Issuer.

     "Variable Funding Advance" means any advance by a Beneficial Owner under a Variable Funding Note pursuant to the Indenture and this Agreement.

     "Variable Funding Increased Cost Amount" means all amounts designated as such pursuant to Sections 2.03(e), 5.01, 5.02(a), 5.04 and 7.04.

     "Variable Funding Note Interest" means each undivided interest in the VFNs acquired by an Investor in connection with the making of Variable Funding Advances by such Investor pursuant to Section 2.03.

     "VFNs" is defined in the Preamble.

     SECTION 1.02. Terms Generally. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with generally accepted accounting principles;
(b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document);
(e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term "including" means "including without limitation"; (g) references to any law refer to that law as amended from time to time and include any successor law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person's successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each means "to but excluding", and the word "within" means "from and excluding a specified date and to and including a later specified date".

                                   ARTICLE II

                         Purchase of VFNs: the Facility

     SECTION 2.01. Purchase of the VFNs. On the terms and subject to the conditions set forth in this Agreement and the Indenture, and in reliance on the covenants, representations, warranties and agreements herein and therein set forth, the Issuer shall issue and cause the Indenture Trustee to authorize and deliver to the Agent, and the Agent shall purchase from the Issuer, the VFNs issued on the Closing Date, on behalf of the Investors. The Agent shall hold the VFNs on behalf of the Investors in accordance with the Investor Percentage. The VFNs so issued shall be dated the Closing Date, registered in the name of the Agent and duly authenticated in accordance with the provisions of the Indenture. Without limiting any other provision of this Agreement, the issuance of the VFNs and the initial Borrowing thereunder on the Closing Date is subject to the satisfaction of the conditions precedent set forth in Article IV. Upon such issuance and Borrowing, (i) the Agent shall thereby acquire the VFNs under which the initial Funded Amount shall total the principal amount of the Variable Funding Advance on the Closing Date, and (ii) the Agent and the Investors shall become subject to the terms and conditions set forth in the Indenture including, in the case of the Investors, the obligation to fund Borrowings pursuant to the terms of the Indenture and Section 2.03.

     SECTION 2.02. Facility. Subject to the terms and conditions set forth herein, the Investors, to the extent provided for in Section 2.03(a) and Section 2.03(b), shall make or maintain Variable Funding Advances to the Issuer from time to time during the Revolving Period in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Funded Amount. Within the foregoing limits and subject to the terms and conditions set forth herein and in the Indenture, the Issuer may borrow, repay and reborrow Variable Funding Advances.

     SECTION 2.03. Variable Funding Advances.

     (a) Upon the terms and subject to the conditions set forth herein and in the Indenture, the Servicer on behalf of the Issuer may, at its option, submit a Borrowing Request to the Agent, and the Investors shall, to the extent provided in Section 2.03(b), make or maintain the Variable Funding Advance so requested. Variable Funding Advances shall be made hereunder on any

Advance Date (as such term is defined in the Series Supplement for the Series 2003-VFN-A Notes). Without limiting any of the foregoing, it is understood that the Investors shall not fund Variable Funding Advances after the Termination Date.

     (b) Under no circumstances shall any Investor be required to make any Variable Funding Advance to the extent that, after giving effect to such Variable Funding Advance and any other Variable Funding Advances to be made by any other Investor concurrently therewith (i) the Funded Amount would exceed the Maximum Funded Amount or (ii) its Investor Percentage of the Funded Amount would exceed its Commitment.

     (c) The aggregate principal amount of all Variable Funding Advances made in respect of any Borrowing (except for any Borrowing in an amount equal to the aggregate then unused Maximum Funded Amount) shall be an integral multiple of $10,000 and at least $1,000,000.

     (d) To request a Borrowing, the Servicer will, on behalf of the Issuer, notify the Agent and the Indenture Trustee of such request by telephone or telecopy not later than 1:00 p.m., New York City time, on the Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by telecopy or hand delivery to the Indenture Trustee and the Agent of a written Borrowing Request signed by the Servicer substantially in the form attached hereto as Exhibit B.

     (e) The Agent will promptly notify the Investors of the Agent's receipt of any Borrowing Request. Each Borrowing Request shall be irrevocable and binding on the Issuer (except as stated in Section 2.04), and, pursuant to Section 5.01, any loss or expense incurred by any Investor, either directly or indirectly (including through a Program Support Agreement) as a result of any failure by the Issuer to complete such Borrowing, including any loss (including loss of profit), breakage fee or expense incurred by the Agent or any Investor, either directly or indirectly (including pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Investor (or the applicable Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) incurred in order to fund such Borrowing shall be included in the Variable Funding Increased Cost Amount (upon notice of such loss given to the Servicer by the Investor suffering such loss) and paid pursuant to the Indenture.

     (f) Upon receipt of a Borrowing Request, the Investors shall fund such Borrowing, on a pro rata basis, in accordance with their respective Pro Rata Shares. Notwithstanding anything contained in this Section 2.03(f) or elsewhere in this Agreement to the contrary, no Investor shall be obligated to provide the Agent or the Issuer with funds in connection with a Borrowing in an amount that would result in the portion of the Funded Amount then funded by it exceeding its Commitment then in effect. The obligation of each Investor to remit its Pro Rata Share of any such Borrowing shall be several from that of each other Investor, and the failure of any Investor to so make such amount available to the Agent shall not relieve any other Investor of its obligation hereunder.

     SECTION 2.04. Funding of Borrowings. Each Variable Funding Advance to be made hereunder shall be made by the Investors on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Agent most recently designated by it in writing for such purpose by notice to such Person. Following the receipt by the Agent of sufficient funds from the Investors as aforesaid, the Agent shall remit the Variable Funding Advance in like funds to the Collection Account by 1:00 p.m., New York City time. In addition, unless an Investor has notified the Agent that it does not intend to pay its Pro Rata Share of a Variable Funding Advance, the Agent may assume that such payment has been made and may, but shall not be obligated to, make the amount of such payment available as set forth in the preceding sentence in reliance upon such assumption. If any Investor fails to pay its Pro Rata Share of a Variable Funding Advance, the Servicer, on behalf of the Issuer, shall have the right to withdraw that portion of the Borrowing Request which has been unfunded with no penalty for such withdrawal.

     SECTION 2.05. Termination and Reduction of Commitments and Maximum Funded Amount. The Commitments and the Maximum Funded Amount are subject to reduction at any time by written agreement between the Issuer, the Servicer and the Agent on behalf of the Investors. Any reduction of the Commitments pursuant to this
Section 2.05 shall reduce the Commitments of the Investors in accordance with their respective Pro Rata Shares as set forth in such agreement. Any termination or reduction of the Commitments and the Maximum Funded Amount shall be permanent unless otherwise stated in such agreement.

     SECTION 2.06. VFNs. All Variable Funding Advances made hereunder shall be evidenced by the VFNs and shall be governed by and subject to the Indenture. The Issuer shall cause the Indenture Trustee, in its capacity as Note Registrar under the Indenture, to (subject to and in accordance with the Indenture) maintain as part of the Note Register the Commitment applicable to each Variable Funding Note, the aggregate principal amount of Variable Funding Advances from time to time outstanding in respect of each Variable Funding Note and a copy of any assignment agreement delivered to the Issuer, Servicer and the Indenture Trustee. The sole Holder of the VFNs shall be the Agent which shall hold such Notes for the benefit of the Investors.

     SECTION 2.07. Defaulting Investor. If, by 2:00 p.m. (New York City time), whether or not the Agent has advanced the amount of the applicable Variable Funding Advance, one or more Investors (each, a "Defaulting Investor", and each Investor other than a Defaulting Investor being referred to as a "Non-Defaulting Investor") fails to make available to the Agent its Pro Rata Share of the Variable Funding Advance required under Section 2.03 (the aggregate amount not so made available to the Agent being herein called the "Purchase Price Deficit"), then upon notice from the Agent, each Non-Defaulting Investor shall promptly pay, by no later than 3:00 p.m. (New York City time) to the Agent, in immediately available funds at an account designated by the Agent, an amount equal to the lesser of (x) such Non-Defaulting Investor's proportionate share (based upon the relative Commitments of the Non-Defaulting Investors) of the Purchase Price Deficit and (y) its unused Commitment. A Defaulting Investor shall forthwith, upon demand, pay to the Agent for the ratable benefit of the Non-Defaulting Investors all amounts paid by each Non-Defaulting Investor on behalf of such Defaulting Investor, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Investor until the date such Non-Defaulting Investor has been paid such amounts in full, at a rate per annum equal to the sum of the Corporate Base Rate, plus 2.00% per annum. It is understood and agreed that this Section 2.07 shall in no manner relieve any Investor of its obligation to fund any Variable Funding Advance hereunder, subject to the conditions of the Agreement.

     SECTION 2.08. Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a "Recipient") shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Variable Funding Note Interests owned by it (other than pursuant to Article V and other than Liquidity Fees) in excess of its ratable share of payments on account of the Funded Amount obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the Variable Funding Note Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person's ratable share (according to the proportion of (a) the amount of such other Person's required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

     SECTION 2.09. Extension of Commitment Expiry Date. If, at a time no earlier than 100 days and no later than 70 days prior to the Commitment Expiry Date, the Issuer requests that the Investors extend the Commitment Expiry Date hereunder and each Investor hereunder consents to such extension, the Commitment Expiry Date shall be extended to a date not more than 364 days from and including the effective date of such consent. Unless the Servicer and the applicable Investor agree to the contrary, any Investor which does not consent to such extension by the day which is thirty (30) days prior to the then-current Commitment Expiry Date (or, if such day is not a Business Day, the immediately preceding Business
Day), shall be deemed to have refused the Issuer's request for an extension of the Commitment Expiry Date.

     SECTION 2.10. Calculation of Monthly Interest. (a) On the Business Day immediately preceding the Determination Date for each Payment Date, the Agent shall calculate for the applicable Accrual Period, the Monthly Interest (such Monthly Interest shall be calculated using an estimate of the Funding Rate for any Funding Tranche, if necessary, for the remaining days in such Accrual Period); provided, however, that each such estimated amount shall be adjusted as provided in Section 2.10(b) hereof. The Agent shall report the amount of such Monthly Interest to the Servicer and the Indenture Trustee on the same day such amount is calculated.

     (b) On or before the Business Day preceding each Payment Date, if the Agent shall have used an estimate of the Funding Rate for any Funding Tranche to calculate the Monthly Interest pursuant to Section 2.10(a) with respect to the preceding Accrual Period, the Agent shall compute the actual Funding Rate for each day and each Funding Tranche during such Accrual Period, and (i) if the actual Monthly Interest so computed is greater than the estimated Monthly Interest for such preceding Accrual Period, the Monthly Interest calculated pursuant to Section 2.10(a) for the current Accrual Period shall be increased by the amount of such difference, and (ii) if the actual Monthly Interest so computed is less than the estimated Monthly Interest for such preceding Accrual Period, the Monthly Interest calculated pursuant to

Section 2.10(a) for the current Accrual Period shall be decreased by the amount of such difference.

                                   ARTICLE III

                         Representations and Warranties

     SECTION 3.01. Representation and Warranties.

     (a) Each of the Servicer (in all of its capacities under the Transaction Documents) and the Issuer, severally and for itself alone, hereby makes all of the representations and warranties made by it in the Indenture, for the benefit of the Investors, as of the Closing Date and (except where otherwise specified in the Indenture) as of each date in respect of which the Issuer has requested a Variable Funding Advance, and each of the Investors shall rely on such representations and warranties in entering into this Agreement and funding Variable Funding Advances. Each of the Servicer and the Issuer, severally and for itself alone, further represents and warrants to the Agent and the Investors as to itself as of the date on which this Agreement becomes effective (as set forth in Section 7.05) and as of the date of each Borrowing that:

          (i) It is a corporation or statutory trust duly organized and validly existing under the laws of the jurisdiction of its incorporation.

          (ii) It has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

          (iii) The execution, delivery and performance of this Agreement does not violate or conflict with any law applicable, any provision of its formation documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

          (iv) All governmental and other consents that are required to have been obtained by it with respect to the execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

          (v) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

          (vi) Except as described in Schedule 1 hereto, there is not pending or to its knowledge, threatened against it, or against any Affiliate, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

          (vii) No Event of Default or Early Amortization Event or event that with notice, the passage of time or both, would become an Event of Default or an Early Amortization Event under the Indenture has occurred and is continuing and all conditions precedent to the execution of the Indenture and the issuance of the VFNs on its part have been complied with.

     (b) Each of the Investors hereby makes the representations and warranties as set forth in Exhibit C.

     SECTION 3.02. Information from the Servicer. So long as the Agent is the registered Holder of any VFNs for the benefit of the Investors, the Servicer will furnish to the Agent:

     (a) each Payment Date Statement (as defined in the Trust Sale and Servicing Agreement) at the time of delivery thereof to the Indenture Trustee pursuant to the Indenture and such information, documents, records or reports respecting the VFNs, the assets securing such VFNs (if any) and any other information relating to the Indenture and other documents related to the VFNs as the Agent may from time to time reasonably request without unreasonable expense to the Servicer; and

     (b) such publicly available information, documents, records or reports respecting the Servicer, the Transferor and the Issuer or the condition or operations, financial or otherwise of the Servicer, the Transferor and the Issuer as the Agent may from time to time reasonably request.

     SECTION 3.03. Reaffirmations of Issuer and Servicer. Each of the Issuer and Servicer (in all of its capacities under all of the Transaction Documents) hereby remakes and reaffirms all of the covenants made by it under the Transaction Documents for the benefit of the Investors.

     SECTION 3.04. Amendments.

     (a) Issuer will not make, or permit any Person to make, any material amendment, modification or change to, or provide any material waiver under any Transaction Document without the prior written consent of the Agent. Issuer will provide notice to the Agent of any material amendment, modification or change to, or waiver under, the Transaction Documents.

     (b) If, in order to obtain favorable credit ratings of any other series of notes issued under the Indenture, the Issuer is required to enhance the credit protections for the holders of such notes in any way that does not also apply to the Series 2003-VFN-A Notes, then the Issuer shall notify the Series 2003-VFN-A Holders of such enhanced protections (other than a higher Subordination Factor commensurate with the rating on those notes) and offer the same protections to the Series 2003-VFN-A Holders.

                                   ARTICLE IV

                                   Conditions

     SECTION 4.01. Conditions Precedent to Initial Purchase. The Commitments hereunder and the initial Borrowing are subject to the following conditions precedent:

       (i) the Agent shall have received fully executed counterparts of such legal opinions as the Agent shall reasonably request;

       (ii) each of the following statements shall be true, and the Issuer, by issuing the VFNs on the Closing Date shall be deemed to have represented that:

             (A) all representations and warranties made by the Issuer in the Transaction Documents are true and correct in all material respects, as if repeated on the Closing Date with respect to the facts and circumstances then existing;

             (B) the Indenture and each other Transaction Document is in full force and effect; and

             (C) after making the initial Borrowing, no Default, Event of Default or Early Amortization Event will exist;

       (iii) Moody's and S&P each shall have delivered its rating letter which shall have assigned the Commercial Paper a rating of "P-l," (or better) in the case of Moody's, and of "A-1," (or better) in the case of S&P;

       (iv) each Transaction Document shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Agent and shall constitute the legal, valid and binding obligation of each party thereto;

       (v) the VFNs shall have been duly executed by the Issuer, authenticated by the Indenture Trustee, delivered to the Agent and registered in the name of the Agent for the benefit of the Investors;

       (vi) all other documents and opinions reasonably requested by the Agent and in form and substance satisfactory to the Agent shall have been delivered; and

       (vii) the Issuer shall have paid the closing fee as such fee is specified in the letter agreement dated as of the Closing Date.

     SECTION 4.02. Each Variable Funding Advance. The obligation of the Investors to make a Variable Funding Advance on the occasion of any Borrowing (including through the purchase of the VFNs on the Closing Date) pursuant to
Article 11 is subject to the satisfaction of each of the following conditions:

     (a) At the time of such Borrowing, the representations and warranties made or deemed made by the Issuer pursuant to the Indenture or this Agreement on the Closing Date (including any made in any officers' certificates delivered pursuant thereto) are true and correct as if made as of the time of such Borrowing, and the Issuer is not in a state of Default, Event of Default or Early Amortization Event under any of the provisions of this Agreement.

     (b) At the time of such Borrowing, the Revolving Period shall not have ended and the Commitment Expiry Date shall not have occurred.

     (c) After giving effect to such Borrowing, the aggregate principal amount of outstanding Variable Funding Advances will not exceed the Maximum Funded Amount.

     (d)  The Termination Date has not occurred.

     (e) The Agent shall have received a Borrowing Request pursuant to Section 2.03.

     (f) At the time of and immediately after giving effect to such Borrowing, no Early Amortization Event or Event of Default shall have occurred and be continuing or would result from such Borrowing.

     (g) Except as the Investors shall otherwise agree, no such Borrowing may be made if, after giving effect to the requested Borrowing there would have been Borrowings made on more than two (2) different days during any calendar month.

     (h) After giving effect to such Borrowing, (i) the Pool Balance shall not be less than the Required Pool Balance, (ii) the Available Subordinated Amount shall not be less than the Required Subordinated Amount and (iii) the amount on deposit in the Reserve Fund shall not be less than the Reserve Fund Required Amount.

     (i) At the time of and immediately after giving effect to such Borrowing, the Funded Amount, the Series Allocation Percentage and the Floating Allocation Percentage shall increase to the extent provided for in the Series Supplement and in the Indenture.

     Each Borrowing shall be deemed to constitute a representation and warranty by the Issuer on the date thereof as to the matters specified in paragraphs
(a)-(h) of this Section 4.02.

                                    ARTICLE V

                            Covenants of the Servicer

     SECTION 5.01. Funding Costs.

     (a) Increased Costs. If, due to either (i) the introduction after the date hereof of, or any change after the date hereof in or in the interpretation of, any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (a "Regulatory Change"), or (ii) compliance by any Affected Party after the date hereof with any request or directive issued after the date hereof of (whether or not having the force of law) any such governmental authority, central bank or comparable agency, and, as a result of any of the events set forth in the above clauses (i) and (ii), (x) there shall be any material increase in the cost to an Affected Party in maintaining its commitment under this Agreement or making a Variable Funding Advance under this Agreement, (y) any Affected Party is subjected to any charge or withholding on its obligations hereunder, or on or with respect to the VFNs or the Collateral Loans or any amount payable to any Affected Party hereunder, under its Program Support Agreement or under the Indenture, or changes in the basis of taxation of payments to any Affected Party in connection with any of the foregoing (except for changes in the rate of tax on overall net income of any Affected Party) (collectively, "Increased Costs"), then such Increased Costs shall be included in the Variable

Funding Increased Cost Amount (upon notice of such loss given to the Servicer by the Investor suffering such loss) and paid pursuant to the Indenture on the next Payment Date after such Affected Party shall have provided notice to the Agent (and the Agent shall have provided notice to the Servicer) of such Increased Cost; provided, however, that no amount shall be included in the Variable Funding Increased Cost Amount pursuant to this Section 5.01(a) with respect to any period commencing more than sixty (60) days before delivery of such notice to Servicer. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board, regardless of the date thereof, shall constitute a Regulatory Change subject to this Section 5.01(a); provided, however, (i) that Increased Costs in respect of such Regulatory Change shall not include legal fees and expenses or administrative costs and expenses incurred in connection with any restructuring of any Affected Party's commercial paper program and (ii) each Affected Party shall allocate such Increased Costs proportionately among the Issuer and other Persons with whom such Affected Party has entered into structured finance transactions ("Other Securitization Parties"). If any such Increased Costs are attributable to the Issuer and not attributable to any Other Securitization Party, the Issuer shall be solely liable for such Increased Costs. However, if Increased Costs are attributable to Other Securitization Parties and not attributable to the Issuer, such Other Securitization Parties shall be solely liable for such Increased Costs. All allocations to be made pursuant to the foregoing provisions of this
Section 5.01(a) shall be made by the applicable Affected Party in its reasonable discretion and shall be conclusive and binding on the Issuer and the Servicer, absent manifest error. A certificate setting forth in reasonable detail the computation of the amount of such Increased Costs (which increase in cost shall be determined by such Affected Party's reasonable allocation of the aggregate of such cost increases resulting from such event), submitted to the Agent by such Affected Party and to the Servicer by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

     (b) Increased Capital. If either (i) the introduction after the date hereof of, or any change in or in the interpretation after the date hereof of, any applicable law, rule or regulation regarding capital adequacy by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or (ii) the compliance by an Affected Party with any guideline or request from any governmental authority, central bank or comparable agency regarding capital adequacy issued after the date hereof (whether or not having the force of law), has or would have the effect of materially reducing the rate of return on such Affected Party's capital as a consequence of such Affected Party's commitment under this Agreement or under its Program Support Agreement or the making of Variable Funding Advances to a level below that which such Affected Party could have achieved but for such introduction, change, interpretation or compliance, then the Servicer shall, from time to time, cause the Issuer to pay to the Agent for the benefit of such Affected Party on the next Payment Date after such Affected Party shall have provided notice to the Agent (and the Agent shall have provided notice to the Servicer) of such reduction, additional amounts sufficient to compensate such Affected Party for such reduction; provided, however, that no amount shall be payable by the Issuer pursuant to this Section 5.01(b) with respect to any period commencing more than sixty (60) days before delivery of such notice to Servicer; and provided, further, that such additional amounts shall be payable solely in accordance with the Indenture. A certificate setting forth in reasonable detail the computation of the amount of such reduction (it being understood that the reduction in return allocable hereunder shall be determined by such Affected Party's reasonable allocation of the aggregate of reductions in return on capital resulting from such event) and the basis therefor, submitted to the Agent by such Affected Party and to the Servicer by the Agent, shall be conclusive and binding for all purposes, in the absence of manifest error. Any such cost shall be included in the Variable Funding Increased Cost Amount (upon notice of such loss given to the Servicer by the Investor suffering such loss) and paid pursuant to the Indenture.

     (c) Breakage Fees. If either (a) any Investor shall receive payment of principal with respect to its Variable Funding Note Interest on any day other than a Payment Date, or (b) any Investor shall have suffered any loss or expense as a result of a default by the Issuer in effecting a Variable Funding Advance on the scheduled date therefor after having submitted a Borrowing Request to the Agent in accordance with Section 2.03, then in either case, the Issuer shall, on the Payment Date after demand therefor from the Agent, cause the Issuer to pay the Agent for the benefit of such Investor for any resulting loss or expense incurred by such Investor including any loss incurred in obtaining, liquidating or employing deposits from third parties; provided, that such Investor shall have delivered to the Agent and the Agent shall have delivered to the Issuer, on or prior to the date on which the Agent demanded reimbursement for such costs, a certificate as to the amount of such loss or expense and showing, in reasonable detail, the calculation, which calculation shall conform to Section 5.01(d) hereunder, when applicable, made by such Investor to determine the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Any such cost shall be included in the Variable Funding Increased Cost Amount (upon notice of such loss given to the Servicer by the Investor suffering such loss) and paid pursuant to the Indenture.

     (d) Calculation of Breakage Fees. If on any Pay Down Date the Issuer pays any Investor a principal payment which exceeds the amount of Commercial Paper which such Investor can repay using the proceeds of repayment (taking into account other funds received by the Investor on that day), then such Investor shall invest the excess proceeds in Permitted Investments and the Breakage Fee which such Investor may charge the Issuer shall be the difference between the CP Rate and the investment rate for such excess funds.

     SECTION 5.02. Taxes on Payments. (a) All payments made under this Agreement to an Affected Party shall, to the extent allowed by law be made free and clear of and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (hereinafter "Taxes"), excluding (A) franchise taxes (in lieu of income taxes) or any other tax upon or measured by the overall net income of such Affected Party and (B) any Taxes that would not have been imposed but for the failure of such Affected Party to provide and keep current to the extent permitted by law any certification or other documentation required to qualify for an exemption therefrom or reduction in rate thereof or required by this Agreement to be furnished by such Affected Party (all such excluded Taxes hereinafter "Excluded Taxes"). In the event that any withholding or deduction from any payment made hereunder is required in respect of any Taxes (other than Excluded Taxes) then the Servicer shall:

          (i) cause the Issuer to pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

          (iii) pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received has not such withholding or deduction been required.

     Moreover, if any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes (other than Excluded Taxes) and the Issuer will promptly pay such additional amounts (including any penalties, interests or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including Taxes on such additional amount) shall equal the amount of such recipient would have received has such Taxes not been asserted.

     If the Issuer fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the Issuer shall cause the Issuer to indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of such failure. Any amounts payable under this Section 5.02 shall constitute Variable Funding Increased Cost Amounts (upon notice of such loss given to the Servicer by the party suffering such loss) and shall be payable as provided in the Indenture.

     (b) The agreements in this Section 5.02 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

     SECTION 5.03. Limited Recourse to Issuer. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Issuer under this Agreement are solely the obligations of the Issuer and shall be payable solely in accordance with the Indenture. The Owner Trustee shall have no liability for the obligations of the Issuer hereunder, and no recourse shall be had against the Owner Trustee, in its individual capacity, or any stockholder, employee, officer, director or beneficial owner of the Owner Trustee, for any obligation, covenant or agreement of the Issuer or any other claim against the Issuer.

     SECTION 5.04. Costs, Expenses and Taxes. In addition to the rights of indemnification granted under Section 7.04 hereof, the Servicer agrees to pay on demand all costs and expenses in connection with (x) any amendment, waiver or modification of this Agreement, the VFNs, any other Transaction Document or related agreements in each case requested by the Issuer, the Servicer or their respective agents and advisors, and any related amendment, modification or waiver to the Program Support Agreements, (y) advice to the Indemnified Parties in respect of their rights and remedies under or in connection with this Agreement, the VFNs, or any other Transaction Document, in connection with any circumstance that could reasonably be expected to adversely affect their interests therein (including any attempted restructuring or "workout" of the liabilities of the Issuer), and (z) the enforcement of this Agreement, the VFNs and the other Transaction Documents. Such costs and expenses include in each case reasonable attorneys' fees for the Indemnified Parties. Any such cost shall

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

be included in the Variable Funding Increased Cost Amount (upon notice of such loss given to the Servicer by the party suffering such loss) and paid pursuant to the Indenture.

                                   ARTICLE VI

                                    The Agent

     SECTION 6.01. Authorization and Action. Each Investor hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     SECTION 6.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     SECTION 6.03. Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct), or (b) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by the Issuer, the Servicer, the Indenture Trustee, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Issuer, the Servicer, the Indenture Trustee, or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Issuer, the Servicer, the Indenture Trustee, or any of their respective Affiliates.

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

     SECTION 6.04. Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Issuer, the Servicer and the Indenture Trustee), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Investors or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

     (b) For purposes of determining compliance with the conditions specified in Article IV, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to Such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

     SECTION 6.05. Notice of Termination Event, Default or Event of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Termination Event, a Default, an Event of Default or an Early Amortization Event unless the Agent has received written notice from an Investor referring to this Agreement, describing such Termination Event, Default, Event of Default or Early Amortization Event and stating that such notice is a "Notice of Termination Event," "Notice of Default" or "Notice of Event of Default" or "Notice of Early Amortization Event," as applicable. The Agent will notify the Investors of its receipt of any such notice. The Agent shall (subject to Section 6.04) take such action with respect to such Termination Event, Default, Event of Default or Early Amortization Event as may be requested by the Majority Investors, provided, however, that, unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Termination Event, Default, Event of Default or Early Amortization Event as it shall deem advisable or in the best interest of the Investors.

     SECTION 6.06. Credit Decision: Disclosure of Information by the Agent. Each Investor acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Issuer, the Servicer, the Indenture Trustee, or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Investor as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Investor, including any Investor by assignment, represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Issuer, the Servicer or the Indenture Trustee, or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Issuer hereunder. Each Investor also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Issuer, the Servicer or the Indenture Trustee. Except for notices, reports and other documents expressly herein required to be furnished to the Investors by the Agent herein, the Agent shall not have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Issuer, the Servicer, the Indenture Trustee, or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

     SECTION 6.07. Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Investors shall indemnify upon demand each Agent-Related Person, pro rata and hold harmless each Agent-Related Person from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys' fees (which such attorneys may be employees of the Program Support Providers, the Agent or the Conduit Administrator, as applicable) and disbursements awarded against or incurred by it; provided, however, that no Investor shall be liable for the payment to any Agent-Related Person of any portion of such amounts resulting from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Investor shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney's fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The undertaking in this Section shall survive payment in full of the VFNs and the resignation or the replacement of the Agent.

     SECTION 6.08. Agent in Individual Capacity. Barclays (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Transferor, the Issuer, the Servicer, the Indenture Trustee, or any of their Affiliates as though Barclays were not the Agent hereunder and without notice to or consent of the Investors. The Investors acknowledge that, pursuant to such activities, Barclays or its Affiliates may receive information regarding the Transferor, the Issuer, the Servicer, the Indenture Trustee, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

     SECTION 6.09. Resignation of Agent. The Agent may resign as Agent upon thirty (30) days' notice to the Investors. If the Agent resigns under this Agreement, the Majority Investors shall appoint a successor agent for the Investors. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Investors a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" means such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 6.09 and Sections 6.03 and 6.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Investors shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Investors appoint a successor agent as provided for above.

     SECTION 6.10. Payments by the Agent. Unless specifically allocated to an Investor pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Investors shall be paid by the Agent to the Investors (at their respective accounts as specified by each such Investor) pro rata in accordance with their respective outstanding funded portions of the Funded Amount on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Investors on such Business Day, but, in any event, shall pay such amounts to the Investors not later than the following Business Day.

                                   ARTICLE VII

                                  Miscellaneous

     SECTION 7.01. Assignment. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Issuer may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Agent and a confirmation from each of Moody's and S&P that such an assignment would not lead to a downgrade or a withdrawal of their respective ratings of the Commercial Paper. Except as provided in paragraph (b) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of its Variable Funding
Note Interests, provided that any such transfer shall be in accordance with the terms of the Indenture.

     (b) An Investor may, from time to time, with prior or concurrent notice to the Servicer and the Indenture Trustee, in one transaction or a series of transactions, assign all or a portion of its Variable Funding Note Interests and its rights and obligations under this Agreement and any other Transaction Document to which it is a party to an Eligible Assignee. Upon and to the extent of such assignment by such Investor to an Eligible Assignee, (i) such Eligible Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the related Conduit Administrator for such Eligible Assignee will act as the Conduit Administrator for such Eligible Assignee, with all corresponding rights and powers, express or implied, granted to the

Conduit Administrator hereunder or under the other Transaction Documents, (iii) such Eligible Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to an Investor and its Program Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Eligible Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Eligible Assignee, and the right to assign to another Eligible Assignee as provided in this paragraph), (iv) such Eligible Assignee shall assume all (or the assigned or assumed portion) of the applicable Investor's obligations, if any, hereunder or any other Transaction Document, and the applicable Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of such Investor and such Eligible Assignee shall be several and not joint, (v) all distributions in respect of the assigned Variable Funding Note Interests shall be made to the applicable agent or Conduit Administrator, as applicable, on behalf of such Investor and such Eligible Assignee on a pro rata basis according to their respective interests, (vi) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, (vii) if requested by the Agent or Conduit Administrator with respect to such Eligible Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent or such Conduit Administrator may reasonably request to evidence and give effect to the foregoing and (viii) such Eligible Assignee shall make the representations and warranties set forth in Exhibit C attached hereto by delivering to the Servicer and the Indenture Trustee a certification in the form of Exhibit C.

     (c) Each of the Servicer and the Issuer hereby agrees and consents to the assignment by an Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the VFNs to any Program Support Provider which has executed and delivered a certification in the form of Exhibit C which either the Agent or such Program Support Provider delivers to the Indenture Trustee and the Servicer promptly following such assignment.

     SECTION 7.02. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopy, as follows:

     if to the Transferor, at its address or telecopy number set forth in the Indenture;

     if to the initial Investor:
          Sheffield Receivables Corporation
          c/o Barclays Bank PLC
          200 Park Avenue
          New York, New York 10166
          Attention: Andrew Shuster
          Telephone: (212) 412-7554
          Fax: (212) 412-6846

     if to the Agent:

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

          Barclays Bank PLC, as Agent
          200 Park Avenue
          New York, New York 10166
          Attention: Andrew Shuster
          Telephone: (212) 416-7554
          Fax: (212) 412-6846

     if to the Servicer:
          World Omni Financial Corp.
          190 Jim Moran Boulevard
          Deerfield Beach, Florida 33442
          Attention: Alan Browdy
          Telephone: (954) 429-2245
          Fax: (954) 429-2685

If to any Eligible Assignee, at the address set forth on the signature page of the assignment agreement pursuant to which it became a party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 7.03. Waivers: Amendments.

     (a) No waiver of any provision of this Agreement or consent to any departure by the Issuer therefrom shall in any event be effective unless the same shall be permitted by Section 7.03(b) and the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Variable Funding Advance shall not be construed as a waiver of any Default, regardless of whether the Indenture Trustee or any Investor may have had notice or knowledge of such Default at the time. Notice of any waiver, amendment or modification whatsoever shall be given to the appropriate Rating Agencies and no material waiver, amendment or modification shall take effect until the Agent has received confirmation from each Rating Agency that such waiver, amendment or modification will not result in a downgrade or withdrawal of such Rating Agency's rating of the Commercial Paper.

     (b) Any provision of the Agreement may be amended or waived as to the Issuer if, but only if, it is in writing and signed by the Issuer and as to the Agent and the Investors, if, but only if it is in writing and signed by the Agent and the Majority Investors. Any consent or other election or action to be taken by the Variable Funding Noteholders pursuant to the Indenture shall be taken by the Agent as registered Holder thereof, in each case with the consent of the Majority Investors.

     (c) No waiver, amendment or modification of the Indenture or any other agreement referred to herein or therein to which the Issuer is a party (other than this Agreement) shall affect any of the rights or obligations under this Agreement of any party hereto unless such party has given its written consent to such waiver, amendment or modification.

     (d) A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

     SECTION 7.04. Indemnities by the Issuer. Without limiting any other rights which the Investors, the Agent, the Conduit Administrator and any successors and permitted assigns and their respective officers, directors, employees, counsel and agents (collectively, the "Indemnified Parties") may have hereunder or under applicable law the Issuer hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities, reasonable costs and expenses, including reasonable attorneys' fees (which attorneys may be employees of the Investors, the Agent or the Conduit Administrator, as applicable) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them in any action or proceeding between the Issuer and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of the inaccuracy of any representation or warranty made hereunder or the failure of the Issuer to comply with any term or provision of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by any Investor of a Variable Funding Note or any of the other transactions contemplated hereby or thereby, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of such Indemnified Party or any actual or alleged breach of law or regulation caused by and applicable to such Indemnified Party and not the Issuer or Affiliates thereof or any actual or alleged breach by such Indemnified Party of a contract between such Indemnified Party and a third party. If the Indemnified Parties retain more than one law firm in connection with the matters described in this Section 7.04 the Indemnified Amounts shall include the attorneys' fees and expenses of only one such law firm identified from time to time by the Indemnified Parties for reimbursement under this Section 7.04 as Indemnified Amounts. Any Indemnified Amounts payable hereunder shall be included in the Variable Funding Increased Cost Amount (upon notice of such loss given to the Servicer by the party suffering such loss) and paid pursuant to the Indenture.

     SECTION 7.05. Survival. All covenants, agreements, representations and warranties made by the Issuer and the Investors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Variable Funding Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Indenture Trustee, the Issuer or any Investor may have had notice or knowledge of any Default, Event of Default or Early Amortization Event or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Variable Funding Note or any amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

     SECTION 7.06. Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the Indenture constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by each of the parties hereto and when the VFNs shall have been issued to and receipted for by the Agent, and thereafter the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 7.08. Governing Law, Jurisdiction, Consent to Service of Process:
                   Waiver of Jury Trial Right.

     (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     (b) The Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Indenture Trustee or any Beneficial Owner may otherwise have to bring any action or proceeding relating this Agreement against the Issuer or its properties in the courts of any jurisdiction.

     (c) The Issuer hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.08(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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

     (e) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.

     SECTION 7.09. No Bankruptcy Petition against the Issuer or the Investors. Each of the Investors, the Agent and the Conduit Administrator hereby covenants and agrees that, prior to the date which is one year and one day (or the then applicable preference period) after the payment in full of all outstanding rated indebtedness of the Issuer, it will not institute against, or join any other Person in instituting against, the Issuer any proceeding of a type referred to in the definition of Event of Bankruptcy. Each of the Agent, the Conduit Administrator, the Issuer and, with respect to each Investor, each other Investor hereby covenants and agrees that, prior to the date which is one year and one day (or the then applicable preference period) after the payment in full of all outstanding Commercial Paper or other rated indebtedness of an Investor, it will not institute against, or join any other Person in instituting against, such Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

     SECTION 7.10. Benefits of Indenture. The Issuer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Indenture by the Issuer to the Indenture Trustee is also made herein, all for the benefit and security of the Investors, the Agent and the Conduit Administrator.

     SECTION 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 7.12. No Recourse Against Investors, Stockholders, Officers or Directors. Notwithstanding anything to the contrary contained in this Agreement, the obligations of an Investor under this Agreement and all other Transaction Documents are solely the corporate obligations of such Investor and shall be payable solely to the extent of funds received from the Issuer in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. Any amount which an Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of such Investor for any such insufficiency unless and until such payment may be made in accordance with the foregoing. No recourse under any obligation, covenant or agreement of an Investor contained in this Agreement shall be had against any stockholder, employee, officer, director, administrator, manager or incorporator (or any Affiliate of any of them) of such Investor or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Investor, and that no personal liability whatsoever shall attach to or be incurred by any stockholder, employee, officer, director, administrator, manager or incorporator (or any Affiliate of any of them) of such Investor or beneficial owner of any of them, as such, under or by reason of any of the obligations, covenants or agreements of such Investor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Investor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of any such stockholder, employee, officer, director, administrator, manager or incorporator (or any Affiliate of any of them) of such Investor or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that this
Section 7.12 shall not relieve any such stockholder, employee, officer, director, administrator, manager or incorporator (or any Affiliate of any of them) of such Investor or beneficial owner of any of them of any liability it might otherwise have for its own misrepresentation, bad faith or willful misconduct.

     SECTION 7.13. Waiver of Confidentiality. The Issuer hereby consents to the disclosure of any non-public information with respect to it received by the Agent, any Investor or the Conduit Administrator to any other Investor or potential Investor, the Agent, any nationally recognized statistical rating organization rating an Investor's Commercial Paper, any dealer or placement agent of or depositary for an Investor's Commercial Paper, the Conduit Administrator, any Program Support Provider or any of such Person's counsel or accountants in relation to this Agreement or any other Transaction Document.

                               [SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

   Commitment                          SHEFFIELD RECEIVABLES CORPORATION,
   $300,000,000                        as Investor


                                       By:      /s/ Janette Lieu
                                              ----------------------------------
                                       Title:    Associate Director
                                              ----------------------------------


                                       WORLD OMNI FINANCIAL CORP., as Servicer


                                       By:      /s/ Alan J. Browdy
                                              ----------------------------------
                                       Title:   Assistant Treasurer
                                              ----------------------------------



                                       WORLD OMNI MASTER OWNER TRUST,
                                       as Issuer

                                       By: Chase Manhattan Bank USA, National
                                       Association, not in its individual
                                       capacity, but solely as Owner Trustee


                                       By:      /s/ Michael B. McCarthy
                                              ----------------------------------
                                       Title:   Vice President
                                              ----------------------------------

                                       BARCLAYS BANK PLC, as Agent and Conduit
                                       Administrator


                                       By:      /s/ Janette Lieu
                                              ----------------------------------
                                       Title:    Associate Director
                                              ----------------------------------

                                       Address:
                                       Barclays Bank PLC
                                       200 Park Avenue
                                       New York, New York 10166
                                       Attention: Andrew Shuster
                                       Telephone: (212) 412-7554
                                       Fax:(212) 412-6846

                                                                       EXHIBIT A

                                     RESERVED

                                                                       EXHIBIT B

                            FORM OF BORROWING REQUEST

                                                                          [Date]

Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attention: Andrew Shuster

Dear Sir or Madam:

     WORLD OMNI MASTER OWNER TRUST (the "Issuer") hereby provides written confirmation of the Borrowing Request made by telephone to [name of officer] of Barclays Bank PLC ("Barclays") at approximately $[______] [am/pm] on [date] pursuant to Section_2.03(d) of the Series 2003-VFN-A Variable Funding Note Purchase Agreement, dated as of January [___], 2003 (the "Variable Funding Note Purchase Agreement") among the Issuer, Sheffield Receivables Corporation, Barclays as Agent and Conduit Administrator. Capitalized terms defined in the Variable Funding Note Purchase Agreement are used herein with the same meanings.

     1.   Issuer hereby confirms:

          .    the aggregate amount of the requested Borrowings is $[__ ]
          .    the date of this Borrowing request is [__ ]
          .    the proposed Borrowing Date is [__].

     2.   Issuer hereby certifies that each of the conditions set forth in
Section 4.02 of the Variable Funding Note Purchase Agreement and the Indenture is met as of the date hereof.

     The foregoing is provided to Barclays as Agent with respect to the Investors.

                                              Very truly yours.


                                              WORLD OMNI MASTER OWNER TRUST,
                                              as Issuer



                                              By:_______________________________
                                                  Name:_________________________
                                                  Title:________________________

                                                                       EXHIBIT C

     Each Investor (herein, a "purchaser") represents and agrees, for the benefit of each party to the Series 2003-VFN-A Variable Funding Note Purchase Agreement, as follows, in the case of Sheffield Receivables Corporation, as an Investor, as of the Closing Date, and in the case of each Eligible Assignee, as of the date of assignment thereto pursuant to Section 7.01(b) (Capitalized terms used herein have the meanings ascribed to them in the Series 2003-VFN-A Variable Funding Note Purchase Agreement except that terms used below that are defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") or in Regulation S under the Securities Act are used herein as defined therein):

     1. The purchaser either (i)(A) is a qualified institutional buyer, (B) is aware that the assignment of an interest in the Variable Funding Notes (the "VFNs") to it (other than on the Closing Date by the Issuer) is being made in reliance on the exemption from registration provided by Rule 144A under the Securities Act and (C) is acquiring its interest in VFNs for its own account or for one or more accounts, each of which is a qualified institutional buyer and as to each of which the purchaser exercises sole investment discretion, and in a principal amount of not less than $U.S. 1,000,000 in each case for the purchaser and for each such account or (ii) is not a U.S. person and is purchasing the VFNs pursuant to Rule 903 or 904 of Regulation S. The purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the VFNs and the purchaser and any accounts for which it is acting are each able to bear the economic risk and reduced liquidity of the purchaser's or of its investment.

     2. The purchaser understands that the VFNs are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act. The VFNs have not been and will not be registered under the Securities Act and, if in the future the purchaser decides to offer, resell, pledge or otherwise transfer the VFNs, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the legend on such Notes described below. The purchaser acknowledges that no representation is made by the Issuer as to the availability of any exemption under the Securities Act or any state securities laws for resale of the VFNs.

     3. The purchaser is not purchasing the VFNs with a view to the resale, distribution or other disposition thereof in violation of the Securities Act. The purchaser understands that an investment in the VFNs involves certain risks, including the risk of loss of a substantial part of its investment under certain circumstances. The purchaser has had access to such financial and other information concerning the Issuer and the VFNs as it deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the VFNs including an opportunity to ask questions of and request information from the Issuer and the Servicer.

     4. The purchaser understands that the VFNs will bear the legend set forth below. Before any interest in a certificated Note may be offered, resold, pledged or otherwise transferred to a person who takes delivery in the form of a Global Note, the Issuer will be required to provide the Indenture Trustee with a written certification (in the form provided in the Indenture) as to compliance with the transfer restrictions. Before any interest in a restricted global note may be offered, resold, pledged or otherwise transferred to a person who takes delivery in the form of a Regulation S global note, or vice versa, the Issuer will be required to provide the Indenture Trustee with a written certificate (in the form provided in the Indenture) as to compliance with the transfer restrictions.

     5. The VFNs will bear a legend to the following effect unless the Issuer determines otherwise in compliance with applicable law:

     THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT
     (A)(l) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION (EXCEPT THE INITIAL SALE BY THE ISSUER) MEETING THE REQUIREMENTS OF RULE 144A SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A IN ACCORDANCE WITH RULE 144A SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE REFERRED TO BELOW OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $1,000,000 FOR THE PURCHASER AND FOR EACH ACCOUNT FOR WHICH IT IS ACTING, SUBJECT TO SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES OR ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. EACH PURCHASER OF THIS SECURITY WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS AND AGREEMENTS SET FORTH IN EXHIBIT A OF THE INDENTURE. ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER, THE INDENTURE TRUSTEE OR ANY INTERMEDIARY. IF AT ANY TIME, THE ISSUER DETERMINES OR IS NOTIFIED THAT THE HOLDER OF SUCH BENEFICIAL INTEREST IN SUCH NOTE WAS IN BREACH, AT THE TIME GIVEN, OF ANY OF THE REPRESENTATIONS SET FORTH IN THE INDENTURE, THE INDENTURE TRUSTEE MAY CONSIDER THE ACQUISITION OF THIS NOTE OR SUCH INTEREST, IN SUCH NOTE VOID AND REQUIRE THAT THIS NOTE OR SUCH INTEREST HEREIN BE TRANSFERRED TO A PERSON DESIGNATED BY THE ISSUER.

     6. The purchaser will not, at any time, offer to buy or offer to sell the VFNs by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice of other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or seminar or meeting whose attendees have been invited by general solicitations or advertising.

                                                                      SCHEDULE 1

                               List of Proceedings

                                      None.